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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(AMENDMENT NO    )*

EPOCRATES, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

29429D 10 3

(CUSIP Number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 2 of 15 Pages

1	NAME OF REPORTING PERSONS InterWest Partners VII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 1,885,124
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,885,124
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,885,124
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.8%
12	TYPE OF REPORTING PERSON PN

Page 2 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 3 of 15 Pages

1	NAME OF REPORTING PERSONS InterWest Investors VII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 87,087
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 87,087
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,087
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON PN

Page 3 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 4 of 15 Pages

1

NAME OF REPORTING PERSONS

InterWest Management Partners VII, LLC (the General Partner of InterWest Partners VII, LP and InterWest Investors VII, LP)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 1,972,211
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,972,211
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
14	TYPE OF REPORTING PERSON OO

Page 4 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 5 of 15 Pages

1	NAME OF REPORTING PERSONS Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,972,211
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,972,211
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 5 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 6 of 15 Pages

1	NAME OF REPORTING PERSONS Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,972,211
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,972,211
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 7 of 15 Pages

1	NAME OF REPORTING PERSONS W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,972,211
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,972,211
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 8 of 15 Pages

1	NAME OF REPORTING PERSONS W. Stephen Holmes III (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,972,211
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,972,211
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 9 of 15 Pages

1	NAME OF REPORTING PERSONS Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 31,440
	6	SHARED VOTING POWER 1,972,211
	7	SOLE DISPOSITIVE POWER 31,440
	8	SHARED DISPOSITIVE POWER 1,972,211
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,003,651
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.3%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 10 of 15 Pages

1	NAME OF REPORTING PERSONS Arnold L. Oronsky (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,972,211
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,972,211
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 15 Pages

Cusip No. 29429D 10 3	13G	Page 11 of 15 Pages

1	NAME OF REPORTING PERSONS Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,972,211
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,972,211
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,972,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.2%
12	TYPE OF REPORTING PERSON IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 15 Pages

ITEM 1.	(a)	NAME OF ISSUER:

Epocrates, Inc.

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:

1100 Park Place, Suite 300, San Mateo, CA 94403

ITEM 2.	(a)	NAME OF PERSON(S) FILING:

InterWest Partners VII, LP (“IWP VII”)
InterWest Investors VII, LP (“II VII”)
InterWest Management Partners VII, LLC (“IMP VII”)
Harvey B. Cash (“Cash”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)

	(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

2710 Sand Hill Road, Suite 200, Menlo Park, CA 94025

	(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

		IWP VII:	California
		II VII:	California
		IMP VII:	California
		Cash:	United States
		Gianos:	United States
		Hedrick:	United States
		Holmes:	United States
		Kliman:	United States
		Oronsky:	United States
		Rosch:	United States

	(d)	TITLE OF CLASS OF SECURITIES:

Common Stock

	(e)	CUSIP NUMBER:

29429D 10 3

ITEM 3.	NOT APPLICABLE.

Page 12 of 15 Pages

ITEM 4.	OWNERSHIP.

	IWP VII	II VII	IMP VII (1)
Beneficial Ownership	1,885,124	87,087	1,972,211
Percentage of Class	7.8%	0.4%	8.2%
Sole Voting Power	1,885,124	87,087	1,972,211
Shared Voting Power	0	0	0
Sole Dispositive Power	1,885,124	87,087	1,972,211
Shared Dispositive Power	0	0	0

	Cash (2)	Gianos (2)	Hedrick (2)
Beneficial Ownership	1,972,211	1,972,211	1,972,211
Percentage of Class	8.2%	8.2%	8.2%
Sole Voting Power	0	0	0
Shared Voting Power	1,972,211	1,972,211	1,972,211
Sole Dispositive Power	0	0	0
Shared Dispositive Power	1,972,211	1,972,211	1,972,211

	Holmes (2)	Kliman (2)**	Oronsky (2)	Rosch (2)
Beneficial Ownership	1,972,211	2,003,651	1,972,211	1,972,211
Percentage of Class	8.2%	8.3%	8.2%	8.2%
Sole Voting Power	0	31,440	0	0
Shared Voting Power	1,972,211	1,972,211	1,972,211	1,972,211
Sole Dispositive Power	0	31,440	0	0
Shared Dispositive Power	1,972,211	1,972,211	1,972,211	1,972,211

**	Includes 31,440 shares issuable to Kliman pursuant to outstanding options exercisable within 60 days of December 31, 2011.
(1)	IMP VII is the general partner of IWP VII and II VII.
(2)	Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, and Rosch are Managing Directors of IMP VII.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited liability company operating agreement of IMP VII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.

ITEM 9.	NOTICE OF DISSOLUTION OF THE GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

EXHIBITS

Joint Filing Statement attached as Exhibit A.

Page 13 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012

By:	/s/ Harvey B. Cash
Name:	Harvey B. Cash

By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos

By:	/s/ W. Scott Hedrick
Name:	W. Scott Hedrick

By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes III

By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch
Name:	Thomas L. Rosch

INTERWEST PARTNERS VII, LP

By:	InterWest Management Partners VII, LLC
its General Partner

	By:	/s/ W. Stephen Holmes
Managing Director

INTERWEST INVESTORS VII, LP

By:	InterWest Management Partners VII, LLC
its General Partner

	By:	/s/ W. Stephen Holmes
Managing Director

INTERWEST MANAGEMENT PARTNERS VII, LLC

By:	/s/ W. Stephen Holmes
Managing Director

Page 14 of 15 Pages

EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 14, 2012

By:	/s/ Harvey B. Cash
Name:	Harvey B. Cash

By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos

By:	/s/ W. Scott Hedrick
Name:	W. Scott Hedrick

By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes III

By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch
Name:	Thomas L. Rosch

INTERWEST PARTNERS VII, LP

By:	InterWest Management Partners VII, LLC
its General Partner

	By:	/s/ W. Stephen Holmes
Managing Director

INTERWEST INVESTORS VII, LP

By:	InterWest Management Partners VII, LLC
its General Partner

	By:	/s/ W. Stephen Holmes
Managing Director

INTERWEST MANAGEMENT PARTNERS VII, LLC

By:	/s/ W. Stephen Holmes
Managing Director

Page 15 of 15 Pages